Filed pursuant to
Rule 424(b)(2)
Registration No. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

     Pricing Supplement,  dated October 2, 1995
      (To Prospectus Supplement, dated August 7, 1995;
      to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

     The terms of the Subordinated Notes set forth in this Pricing Supplement supplement andM modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:            7.00% Subordinated Notes Due October 15, 2010
                           (the "Notes").
Aggregate
Principal Amount:          $15,000,000.00.

Price to Public:           100%.

Issue Date:                October 16, 1995.

Stated Maturity:           October 15, 2010.

Interest Rate:             7.00% per annum.

Interest Payment Dates:    Monthly on the 15th day of every month,
                           commencing in November 1995, and at Stated
                           Maturity.

Regular Record Dates:      The first day of the month in which each
                           Interest Payment Date occurs.

Sinking Fund:              None.

Redemption:                The Notes are subject to redemption, in whole but
                           not in part, at the option of Citicorp, on not more than 60 nor less than 30 days' notice, on the 15th day of each April and October, commencing October 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:             Morgan Stanley & Co. Incorporated

Agent's Commission:        2.35%.

Minimum Denomination:      $1,000.